UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   KRUEGER, ANNE O.
   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION
   NDSN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/28/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK                 |11/1/2|M   |764               |A  |-0-        |1,523              |D     |                           |
                             |001   |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Units             |        |11/1/|M   |764        |D  |     |     |COMMON STOCK|764    |**     |            |   |            |
                        |        |2001 |    |           |   |     |     |            |       |       |            |   |            |
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Stock Units             |        |11/2/|J   |71         |A  |     |     |COMMON STOCK|71     |*      |10,703      |D  |            |
                        |        |2001 |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* STOCK UNITS ACCRUED THROUGH NORDSON'S DIRECTOR'S DEFERRED COMPENSATION PLAN AS OF
11/2/01 AND HAVE ACCRUED ON
A
     PERIODIC BASIS. RECEIPT OF STOCK IS NOT PERMISSIBLE UNTIL THE DIRECTOR CEASES TO BE A DIRECTOR
OR ATTAINS AGE 70,
WHICHEVER
    OCCURS
FIRST.
** DISTRIBUTION IN ACCORDANCE WITH TERMS OF NORDSON'S DIRECTOR'S DEFERRED COMPENSATION PLAN
WHEREIN REPORTING
PERSON
     CEASED TO BE A DIRECTOR AS OF
7/27/01.
SIGNATURE OF REPORTING PERSON
NICHOLAS D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
11/28/2001